EXHIBIT 99.1

FOR IMMEDIATE RELEASE ON JANUARY 12, 2006

        TREND MINING ANNOUNCES ANDACOLLO PERMITS, PREPARATION FOR MINING

Denver, CO-Trend Mining Company (OTC-TRDM.OB) is pleased to announce that the Andacollo gold mine in Chile has received final permits for operation, and activities are fully underway to put the mine back into the production of gold. Andacollo has outsourced the actual mining to a well known Chilean mine contractor. The contractor is now mobilizing onto the site, and the first set of leased haul trucks has arrived at the mine. Plastic liner for the leach operation will begin arriving in the next week, and Andacollo staff expects crushing, and the stacking of gold ore-bearing rock on the liner by March 1, 2006.

Trend holds a 1% net smelter returns royalty on any and all mineral production from the mine, and a back-in right to reacquire the 30% interest any time through April 1, 2006. The royalty could commence paying Trend one percent of revenues from the mine at some point during the 2nd or 3rd quarter of 2006. The mine is expected to recover in excess of 250,000 ounces of gold, although now that gold prices are rising, it is possible that additional gold resources will be mined and recovered.

Thomas Loucks, CEO, said, "The Investment Group which acquired the mine has moved with alacrity to finalize permitting and place the mine back into operation. From Trend's perspective - that of a royalty holder - the risk of raising capital and obtaining permits to restart the mine has been removed. This should remove any discount investors might place on Trend's royalty interest in the mine. We will monitor events closely, and wish the new operators well in the present, buoyant gold price environment."

Trend is now focusing on uranium exploration at Cree Lake in the Athabasca Basin of Saskatchewan where a significant target for high-grade uranium mineralization has been identified, and drilling has commenced. Other activities for the coming weeks will be to design the summer 2006 exploration program, following up exploration successes of last year and honing in on the significance of identified mineralization and resources at the Company's Stillwater PGM and Copper-Nickel project in Montana. As well, the Company is interpreting geophysical data collected at Lake Owen PGM project in Wyoming with the intent to focus renewed exploration there in 2006.

TREND MINING COMPANY IS A DIVERSIFIED, U.S.-BASED MINERALS COMPANY THAT OFFERS INVESTORS EXPOSURE AND LEVERAGE TO DISCOVERY OF PRECIOUS AND BASE METALS. TREND'S PROPERTIES INCLUDE ITS ROYALTY INTEREST IN THE ANDOCOLLO GOLD MINE IN CHILE, ALONG WITH A COMPELLING PORTFOLIO OF URANIUM, PGM AND BASE METAL
EXPLORATION PROJECTS IN THE UNITED STATES AND CANADA. TREND IS LED BY HIGHLY-QUALIFIED MANAGEMENT AND A STRONG BOARD OF DIRECTORS. TREND STOCK TRADES ON THE OTC BULLETIN BOARD (TRDM.OB).

THROUGHOUT THIS PRESS RELEASE THERE ARE FORWARD LOOKING STATEMENTS AND ASSUMPTIONS MADE BY MANAGEMENT WITHIN THE MEANING OF SECTION27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 AND ARE SUBJECT TO THE SAFE HARBOR CREATED BY THOSE SECTIONS. FACTORS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED ARE, BUT NOT LIMITED TO, ADVERSE PRICE FLUCTUATIONS OF UNDERLYING METALS, THE COMPANY'S ABILITY TO ACQUIRE AND DEVELOP PROPERTIES, COMPETITION FROM LARGER MORE ESTABLISHED COMPANIES, THE ABILITY TO FINANCE FUTURE ACQUISITIONS AND PROJECTS, AND GOVERNMENTAL REGULATION. TREND MINING COMPANY BELIEVES THAT THE PROJECTS IT HAS ENTERED INTO AND THOSE IT WILL ENTER INTO SHOW PROMISE, BUT THERE CAN BE NO GUARANTEE OF THAT. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE CONSTRUED AS AN OFFER TO SOLICIT, BUY, OR SELL ANY SECURITY.

For further information contact:            Trend Mining Company
                                            Thomas Loucks, President & CEO
                                            Phone:   303-798-7363